Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Assembly Biosciences, Inc. on Form S-3 (No. 333-xxxxxx) to be filed on or about December 30, 2015 of our report dated March 12, 2015 on our audits of the consolidated financial statements as of December 31, 2014 and 2013, and for each of the years in the two-year period ended December 31, 2014, which report appears in the Annual Report on Form 10-K filed March 12, 2015. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3.

/s/ EisnerAmper LLP

New York, New York

December 30, 2015